90 Park Avenue

New York, NY 10016

212-210-9400 | Fax: 212-210-9444

Matthew W. Mamak	Direct Dial: 212-210-1256	Email: matthew.mamak@alston.com

October 9, 2018

OncoSec Medical Inc. 3536 General Atomics Court, Suite 100 San Diego, CA 24 North Main Street Pennington, NJ

Ladies and Gentlemen:

We are acting as counsel to OncoSec Medical, Inc., a Nevada corporation (the “Company”) in connection with the Stock Purchase Agreement filed by the Company on Form 8-K, on August 31, 2018 (the “Agreement”), for the issuance and sale of an aggregate of 5,333,333 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) in connection with a private placement (the “Private Placement”). The Company is selling the Shares to Alpha Holdings, Inc. This opinion is furnished to you at your request in accordance with the requirements of [Item 16 of the Commission’s Form S-3 and Item 601(b)(5)] of Regulation S-K promulgated under the Securities Act.

We have examined the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, records of proceedings of the Board of Directors, or committees thereof, and records of proceedings of the stockholders, deemed by us to be relevant to this opinion letter, and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or other comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Alston & Bird LLP	www.alston.com

Atlanta | Beijing | Brussels | Charlotte | Dallas | Los Angeles | New York | Raleigh | San Francisco | Silicon Valley | Washington, D.C.

October 9, 2018

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, the laws of the State of New York, and the federal law of the United States, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided to the Company for its use solely in connection with the Private Placement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of that set forth in the fourth paragraph of this letter, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We consent to the filing of this opinion letter as an exhibit to the Form 8-K Current Report of the Company to be filed by it in connection with the Private Placement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Matthew W. Mamak

Matthew W. Mamak

Partner